EXHIBIT 99.1

                CLUBCORP TO ACQUIRE 20 PERCENT STAKE IN CANADA'S
                              CLUBLINK CORPORATION


             CLUBCORP WILL FORM STRATEGIC ALLIANCE WITH CLUBLINK AND
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            ACQUIRE A 50 PERCENT INTEREST IN CLUBLINK'S U.S. HOLDINGS
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DALLAS, TEXAS, January 26, 1999 - ClubCorp, Inc. ("ClubCorp"), the world's largest owner and operator of golf courses and private clubs, today announced that it has entered into a definitive agreement, subject to regulatory approval, to acquire approximately 3.3 million shares of 16% of the outstanding common stock of ClubLink Corporation (TSE: LNK) ("ClubLink") of King City, Ontario for approximately US$22.2 million, CAN$34.3 million in an all cash transaction.
This acquisition, combined with the approximately 4.5% of ClubLink stock ClubCorp currently holds and ClubCorp's participation in a planned rights offering by ClubLink, could bring ClubCorp's total investment in ClubLink to approximately 25 percent.

In a separate transaction, ClubCorp will enter into a stock purchase agreement with ClubLink to acquire 50 percent ownership interest in ClubLink's U.S. holdings. Further, ClubCorp will form a strategic alliance with ClubLink, Canada's largest developer, owner and operator of high quality golf clubs and related real estate developments.

Among other things, according to the terms of the agreement, ClubLink will issue, by way of private placement, 3.3 million common shares from its treasury to ClubCorp at a price of US$6.76, CAN$10.40 per share (or the price offered to ClubLink's current shareholders for additional common shares in a planned one-for-ten rights offering) for aggregate net proceeds of approximately US$22.2 million, CAN$34.3 million. It is expected that the closing of the private placement will occur on January 29, 1999, with proceeds to be used toward ClubLink's planned 1999 acquisition and golf development activities, which include Glen Abbey Golf Club in Oakville, Ontario, the home site of the Bell Canadian Open. At closing, ClubCorp will become ClubLink's largest shareholder. ClubLink intends to file a rights offering circular for the issuance of rights to all common shareholders on a one-for-ten basis. A record date will be set once regulatory approval has been received. The time for the exercise of the rights will expire 21 days after the record date. The issuance of the shares pursuant to the rights offering is subject to approval by the relevant securities commissions and the Toronto Stock Exchange.

The rights to acquire shares will be made available to all shareholders of record at a date that will be determined once approvals have been received. ClubCorp will be allowed to participate in the rights offering and the record date will be established so that ClubCorp receives rights in respect of both the newly issued 3.3 million shares and the 655,900 shares previously purchased by ClubCorp in the open marketplace. ClubCorp has agreed to subscribe to its pro rata share of the rights offering, and intends to seek any additional shares available from the rights offering to permit its holdings to increase to just under 25 percent of shares outstanding.

ClubCorp and ClubLink have also separately agreed that ClubCorp will acquire a 50 percent interest through a stock purchase agreement with ClubLink in ClubLink's U.S. golf holdings, which include GolfSouth LLC and the Links Group Inc., encompassing 33 golf courses located primarily in the eastern United States.

Robert H. Dedman, Jr., Chief Executive Officer, said, "Today's announcement is a major step forward for our business plan of aggressive, high-quality expansion, and underscores our determination to pursue exciting opportunities internationally. We've enjoyed extraordinary growth over the years by providing unparalleled service and comfort to our members, both in the United States and now increasingly abroad." Jim Hinckley, Chief Operating Officer, added, "By forming this strategic alliance with ClubLink, we are able to extend our unique model of member value and service to regions heretofore not served by our Company, and lay the foundation for future growth. For our members, this means added privileges and opportunities to play additional courses. For both companies, it permits operating and marketing efficiencies that will strengthen their ability to deliver value to their members."

Bruce Simmonds, ClubLink's President and CEO, said, "The alliance with ClubCorp is consistent with our strategy of pursuing ClubLink's U.S. opportunities in partnership with established U.S.-based operators. The respective management teams have already created an excellent base of operations and golf properties on which to build. The addition to the alliance of ClubCorp, the world leader in private and resort golf club ownership and management, considerably adds to our management strength by adding significant experience, financial capacity, and corporate development opportunities."

Both Robert H. Dedman, Jr., Chief Executive Officer of ClubCorp, and Jim Hinckley, Chief Operating Officer, will join the ClubLink Board of Directors on completion of the transaction.

Founded and headquartered in Dallas in 1957, $1.1 billion ClubCorp is the world leader in delivering golf, private club and resort experiences. Its international collection of more than 200 properties range from premier country clubs and world-class resort destinations to outstanding city clubs, athletic clubs and exceptional semi-private golf courses.

With completion of this transaction, ClubCorp affiliates will oversee more than 200 golf courses and annually prepare 14 million meals served in approximately 700 dining rooms. In addition, more than 20,000 Employee Partners are expert in the care of nearly 500,000 members and 250,000 guests who are warmly welcomed at ClubCorp properties each year.

Members of the ClubCorp family include Pinehurst (Village of Pinehurst, N.C.), the world's largest golf resort and site of the 1999 U.S. Open; The Homestead , founded in 1766 and the grand dame of American resorts (Hot Springs, Va.), Mission Hills Country Club (Rancho Mirage, Calif.), home of the Nabisco Dinah Shore Classic; Firestone Country Club (Akron, Ohio) host of the 1999 NEC Invitational; Metropolitan Club (Sears Tower, Chicago); City Club of San Francisco; and Capital Club (Beijing).

A glimpse of the ClubCorp private club experience now can be found at www.clubhaven.com.

ClubLink is Canada's largest developer, owner and operator of high quality golf clubs and related residential real estate development.

ClubLink Corporation, with 1998 revenues of US$46 million, CAN$70 million owns or operates 27 golf courses in 22 locations, together with 4 operating resort properties in the prestigious Ontario vacation region of Muskoka, and is Canada's largest operator of both private and public daily-fee golf clubs. Since its founding in 1993, ClubLink Corporation has moved aggressively to become a leading industry consolidator, acquiring and developing golf courses and related residential real estate properties in both Canada and the United States.

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